CONSENT OF INDEPENDENT ACCOUNTANTS


   We hereby consent to the incorporation by reference in the Prospectus aand Statement of Additional Information constituting parts of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dted October 27, 1997, relating to the financial statements and financial highlights appearing in the September 30, 1997 Annual Report to Shareholders of FMI Focus Fund, portions of which are incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information.




   PRICE WATERHOUSE LLP
   Milwaukee, Wisconsin
   December 30, 1997